UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2026

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718		36-3857664
(State or other jurisdiction of incorporation)	(Commission File No.)		(IRS Employer Identification Number)
Two North Riverside Plaza	Chicago,	Illinois	60606
(Address of Principal Executive Offices)			(Zip Code)

(312) 279-1400
(Registrant’s telephone number, including area code)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	ELS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant
On November 10, 2026, Equity LifeStyle Properties, Inc. (referred to herein as the “Company,” “we,” “us,” and “our”) entered into an amendment to our Term Loan Agreement dated as of May 15, 2025 by and among us, MHC Operating Limited Partnership, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, providing for (i) a $215.0 million senior unsecured term loan facility (the “Term Loan Facility”) and (ii) a $200.0 million senior unsecured delayed draw term loan facility (the “Delayed Draw Facility” and together with the Term Loan Facility, the “New Term Loan Tranches”). The New Term Loan Tranches may be increased by up to an additional $200.0 million at our request subject to certain conditions. Other than the addition of the New Term Loan Tranches, the material terms of the Term Loan Agreement, including its representations, warranties, covenants, conditions and events of default, which are customary for similar financings, remain unchanged.
The Term Loan Facility will mature on March 31, 2032 and the Delayed Draw Facility will mature on November 10, 2031. The New Term Loan Tranches are interest-only and bear interest at the Daily Simple Secured Overnight Financing Rate (“SOFR”) plus the applicable margin. The applicable margin can vary from SOFR plus 1.15% to SOFR plus 1.60%. In connection with the funding of the Term Loan Facility, we entered into interest rate swap agreements that fix the interest rate on $200.0 million of the Term Loan Facility at 5.475% per annum.
On November 10, 2026, we used the proceeds from the Term Loan Facility to repay the outstanding balance on our line of credit. We intend to draw the full $200.0 million Delayed Draw Facility on or about January 21, 2027 and use the proceeds to repay our existing $200.0 million senior unsecured term loan at its maturity.
This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, including our intended draw under, and use of proceeds from, the Delayed Draw Facility. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement due to a number of factors, which include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort and marina sites; (iii) scheduled or implemented rate increases on community, resort and marina sites; (iv) scheduled or implemented rate increases in annual payments under membership subscriptions; (v) occupancy changes; (vi) our ability to attract and retain membership customers; (vii) change in customer demand regarding travel and outdoor vacation destinations; (viii) our ability to manage expenses in an inflationary environment, including the impact of changes in tariffs, as well as costs associated with supply chain disruptions; (ix) changes in debt service and interest rates; (x) our ability to integrate and operate recent acquisitions in accordance with our estimates; (xi) our ability to execute expansion/development opportunities in the face of changes impacting the supply chain or labor markets; (xii) completion of pending transactions in their entirety and on assumed schedule; (xiii) our ability to attract and retain property employees, particularly seasonal employees; (xiv) ongoing legal matters and related fees; (xv) costs to clean up and restore property operations and potential revenue losses following storms or other unplanned events; and (xvi) the potential impact of material weaknesses, if any, in our internal control over financial reporting.
For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” and “Forward-Looking Statements” sections in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
We are a fully integrated owner of lifestyle-oriented properties and own or have an interest in 453 properties located predominantly in the United States consisting of 173,623 sites as of September 30, 2026. We are a self-administered, self-managed, real estate investment trust with headquarters in Chicago.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
Date: November 13, 2026	By: /s/ Paul Seavey
Paul Seavey
Executive Vice President and Chief Financial Officer